                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            FLOWERS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            FLOWERS INDUSTRIES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 28, 1999

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flowers Industries, Inc. (the "Company") will be held on May 28, 1999 at 11:00 A.M. Eastern Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia, for the following purposes:

     (1) To elect four members to the Board of Directors;

     (2) To consider and act upon a proposal to select PricewaterhouseCoopers LLP as independent accountants for the Company for fiscal year 1999; and

     (3) To transact such other business as may properly come before the meeting;

all as set forth in the Proxy Statement accompanying this Notice.

     Only holders of record of issued and outstanding shares of Common Stock at the close of business on April 7, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such shareholders will be open for examination by any shareholder at the time and place of the meeting.

                                       By order of the Board of Directors

                                       G. ANTHONY CAMPBELL
                                       Secretary

     1919 Flowers Circle
     Thomasville, Georgia 31757
     April 21, 1999

        A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. SHAREHOLDERS ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING AND TO SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED; IF YOU ATTEND THE MEETING AND DECIDE YOU WANT TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                            FLOWERS INDUSTRIES, INC.
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 28, 1999

     This Proxy Statement is furnished to the holders of the common stock (the "Common Stock") of Flowers Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Shareholders (the "Meeting") to be held on May 28, 1999 at 11:00 A.M. Eastern Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia. The business address of the Company's principal office is 1919 Flowers Circle, Thomasville, Georgia 31757. It is anticipated that this Proxy Statement will be mailed to shareholders on or about April 21, 1999.

     A proxy card is enclosed. Any shareholder sending in the enclosed proxy has the power to revoke it at any time before it is exercised. Proxies may be revoked by: (1) executing a valid proxy bearing a later date; (2) sending written notice of revocation to the Secretary of the Company; or (3) appearing at the Meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by effective proxies will be voted according to instructions noted thereon.

     Unless otherwise specified, the proxies will be voted in favor of the four nominees for election to the Board of Directors of the Company and the proposed selection of PricewaterhouseCoopers LLP as independent accountants. The Board of Directors is not aware at this date of any other matters which will come before the Meeting. However, should any such other matters (including shareholder proposals omitted from this proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC")) properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

     The Company will bear the cost of solicitation of proxies by the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Common Stock. Officers, Directors, and employees of the Company may solicit proxies by telephone, telegram, facsimile or personal interview.

     A copy of the 1998 Annual Report to Shareholders, which includes the financial statements of the Company for the fiscal year ended January 2, 1999, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. Proposal One, the nomination of four members to the Board of Directors, requires for approval the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the Meeting, and Proposal Two, the selection of PricewaterhouseCoopers LLP as independent accountants for the Company, requires for its approval that the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will have no effect on the voting with respect to either of the two proposals. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Only holders of record of issued and outstanding shares of Common Stock at the close of business on April 7, 1999 are entitled to notice of, and to vote at, the Meeting. The number of outstanding shares of Common Stock, the holders of which were entitled to vote on April 7, 1999 was 100,001,659. Each shareholder is entitled to one vote for each share of Common Stock held on the record date. Shareholders are not entitled to cumulative voting in favor of Directors.

     The following table sets forth certain information with respect to the only persons or groups known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock.

  NAME AND ADDRESS OF        AMOUNT AND NATURE OF               PERCENT OF
    BENEFICIAL OWNER         BENEFICIAL OWNERSHIP            OUTSTANDING STOCK
------------------------  ---------------------------   ---------------------------
                           Voting         Dispositive      Voting       Dispositive
                           ------         -----------      ------       -----------
Wellington Management     2,744,779(a)     7,091,353(a) Less than 5%       7.11%
Company, LLP
75 State Street
Boston, MA 02109

FMR Corp.                   125,050(b)     6,261,600(b) Less than 5%       6.27%
82 Devonshire Street
Boston, MA 02109

        (a) Shared voting and shared dispositive power only. According to a
            Schedule 13G filed with the SEC on February 10, 1999 by Wellington Management Company, LLP ("WMC"), as of December 31, 1998, shares of the Company's Common Stock were beneficially owned by numerous investment advisory clients of WMC, none of which were known to have a beneficial interest with respect to more than 5% of the Company's outstanding Common Stock.
        (b) Sole voting and dispositive power. According to a Schedule 13G filed with the SEC on February 1, 1999 by FMR Corp. ("FMR"), as of December 31, 1998, shares of the Company's Common Stock were beneficially owned as a result of acting as investment advisor to various investment companies, none of which were known to have an interest with respect to more than 5% of the Company's outstanding Common Stock.

PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Directors of the Company are divided into three classes, so that only one class is elected each year. Mr. Heeth Varnedoe III, a Director of the Company whose current term of office expires at the 1999 Annual Meeting of Shareholders, will retire from the Board of Directors as of that date. On March 31, 1999, the Board of Directors elected Jackie M. Ward as a member of the Board of Directors. Concurrently with the election of Ms. Ward, the Board of Directors voted to set the number of Directors of the Company at eleven as of May 28, 1999. In order that each class of Directors may be nearly as equal in number as possible, one member of the class whose term expires in 2000, G. Anthony Campbell, has agreed to stand for reelection as a member of the class of Directors to be elected at the 1999 Annual Meeting of Shareholders. Unless authority to vote is withheld, proxies in the accompanying form will be voted for the following four nominees to the Board of Directors to serve for three years or until their successors shall be elected and shall have qualified. In the event that any nominee is unable to serve, such proxies will be voted for the remaining nominees and for such other person or persons, if any, as the proxy holders may determine. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. Set forth below is certain information about the Director-nominees and the continuing Directors of the Company. Except as otherwise indicated, all have engaged in their principal occupations for more than the past five years.

DIRECTOR-NOMINEES:

     EDWARD L. BAKER, age 64, is Chairman of the Board and Chief Executive Officer of Florida Rock Industries, Inc. (NYSE), a construction materials company based in Jacksonville, Florida, which produces and markets sand, gravel, crushed stone, concrete blocks and other building materials throughout the Southeast. He is also a Director of American Heritage Life Insurance Company, the principal subsidiary of American Heritage Life Investment Corporation
(NYSE), Regency Realty Corporation (NYSE), and FRP Properties (OTC). Mr. Baker is Chairman of the Audit Committee, and a member of the Compensation and Nominating Committees. He has been a Director of the Company since 1992.

     G. ANTHONY CAMPBELL, age 47, who joined the Company in 1983, is General Counsel and Secretary of the Company. Mr. Campbell is a director of Keebler Foods Company (NYSE), a majority-owned subsidiary of the Company ("Keebler"). He has been a Director of the Company since 1991. Mr. Campbell is a member of the Executive and Banking Committees.

     JACKIE M. WARD, age 60, is Chief Executive Officer of Computer Generation Incorporated. She is also a Director of Bank of America (NYSE), SCI Systems, Inc. (NYSE), Trigon Blue Cross Blue Shield (NYSE), Premier Technologies, Inc.
(OTC), Equifax, Inc. (NYSE), and Matria Healthcare, Inc. (OTC). She has been a Director of the Company since March 1999.

     C. MARTIN WOOD III, age 55, is Senior Vice President and Chief Financial Officer of the Company. Mr. Wood is a director of Keebler. He joined the Company in 1970 and has been a Director of the Company since 1975. Mr. Wood is Chairman of the Pension and Finance Committee, and is a member of the Executive and Banking Committees.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    ALL OF THE FOREGOING DIRECTOR-NOMINEES.

CONTINUING DIRECTORS:

     JOE E. BEVERLY, age 57, is Chairman of the Board of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp.
(NYSE), the former Vice Chairman of the Board of Synovus Financial Corp, and a Director of Synovus Financial Corp. He was President and a Director of Commercial Bank from 1973 to 1989. Mr. Beverly was elected as a Director of the Company in August 1996, and is a member of the Audit Committee. Mr. Beverly's term as Director expires in 2000.

     FRANKLIN L. BURKE, age 58, a private investor since 1991, is the former Senior Executive Vice President and Chief Operating Officer of Bank South Corp.
(OTC), Atlanta, Georgia, and the former Chairman and Chief Executive Officer of Bank South, N.A., the principal subsidiary of Bank South Corp. Mr. Burke is a Director of Keebler. He has been a Director of the Company since 1994 and is a member of the Audit and Compensation Committees. Mr. Burke's term as a Director expires in 2001.

     ROBERT P. CROZER, age 52, has been Vice Chairman of the Board of Directors of the Company since 1989. Mr. Crozer is Chairman of the Board of Keebler. He joined the Company in 1973, and has been a Director of the Company since 1979. Mr. Crozer is Chairman of the Nominating Committee and a member of the Executive Committee. Mr. Crozer's term as a Director expires in 2001.

     L.S. FLOWERS, age 76, retired as Chairman of the Board of Directors of the Company in 1985. He has been a Director of the Company since 1968 and is a member of the Executive Committee. Mr. Flowers also is a Director of American Heritage Life Insurance Company, the principal subsidiary of American Heritage Life Investment Corporation (NYSE). Mr. Flowers' term as a Director expires in 2001.

     JOSEPH L. LANIER, JR., age 67, has been Chairman of the Board of Directors and Chief Executive Officer of Dan River Inc., Danville, Virginia, a textile company, since 1989. He is also a Director of Dimon, Inc. (NYSE), SunTrust Banks, Inc. (NYSE), Waddell & Reed Financial, Inc. (NYSE), and Torchmark Corp.
(NYSE). Mr. Lanier has been a Director of the Company since 1977. Mr. Lanier is Chairman of the Compensation Committee and a member of the Nominating Committee. Mr. Lanier's term as a Director expires in 2001.

     AMOS R. McMULLIAN, age 61, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. McMullian is a Director of Keebler. He joined the Company's predecessor corporation in 1963 and has been a Director of the Company since 1975. Mr. McMullian is Chairman of the Executive Committee and a member of the Nominating Committee. Mr. McMullian's term as a Director expires in 2000.

     J. V. SHIELDS, JR., age 61, is Managing Director and Chairman of the Board of Directors of Shields & Company, New York, New York, a diversified financial services company and member of the New York Stock Exchange, Inc. Mr. Shields also is the Chairman of the Board of Capital Management Associates, Inc., a registered investment advisor, and the Chairman of the Board of Trustees of The 59 Wall Street Trust, the Brown Brothers Harriman mutual funds group. He has been a Director of the Company since 1989 and is a member of the Pension and Finance Committee. Mr. Shields' term as a Director expires in 2000.

     Robert P. Crozer, J.V. Shields, Jr. and C. Martin Wood III are brothers-in-law, and their spouses are nieces of Langdon S. Flowers.

     The following table shows the amount of Common Stock beneficially owned as of March 26, 1999, by each Director and Director-nominee, each Executive Officer of the Company and by all Directors, Director-nominees, and Executive Officers as a group, consisting of 16 persons (except as to Jackie M. Ward, where such amounts are as of March 31, 1999, the date on which she was elected to the Board of Directors of the Company). The determination of "beneficial ownership" is made pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed "beneficially owned" where a person or group has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person or group has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Each individual has beneficial ownership of the shares which are subject to any unexercised vested options held by him or her; and, except as indicated by footnote, each individual has sole voting power and sole investment power with respect to the number of shares beneficially owned by him or her. Directors and Executive Officers are required to file reports of their holdings and transactions in the Common Stock of the Company with the SEC under federal securities laws. Based solely on its review of the copies of such forms received by it, the Company believes that for the fiscal year ended January 2, 1999, all such reports have been timely filed except for the Form 4, Statement of Changes in Beneficial Ownership of Securities, for Mr. Heeth Varnedoe III, which was due on January 10, 1999, and was filed by the Secretary of the Company as agent for Mr. Varnedoe on February 16, 1999.

                                                             AMOUNT AND NATURE                   PERCENT
                                                               OF BENEFICIAL                       OF
                    NAME                                         OWNERSHIP                        CLASS
---------------------------------------------                -----------------                   -------
Edward L. Baker                                                     56,894(1)                        *

Joe E. Beverly                                                      44,716(2)                        *

Franklin L. Burke                                                   14,850(3)                        *

G. Anthony Campbell                                                406,816(4)                        *

Robert P. Crozer                                                 1,654,851(5)                     1.55%

George E. Deese                                                    404,811(6)                        *

L. S. Flowers                                                      375,846(7)                        *

Gary L. Harrison                                                   504,601(8)                        *

Joseph L. Lanier, Jr.                                               61,027(9)                        *

Amos R. McMullian                                                  938,558(10)                       *

J. V. Shields, Jr.                                                  18,682(11)                       *

Marta J. Turner                                                     13,548(12)                       *

Heeth Varnedoe III                                                 259,862(13)                       *

Jackie M. Ward                                                       1,250                           *

C. Martin Wood III                                                 551,867(14)                       *

Jimmy M. Woodward                                                   21,460(15)                       *

All Directors and
Executive officers
as a group (16 persons)                                          5,329,639(16)                    5.06%

----------------------------------------

*Less than one percent.

     (1) Includes unexercised stock options for 7,432 shares and includes 16,800 shares owned by a family trust for which Mr. Baker is a co-trustee.

     (2) Includes unexercised stock options for 3,716 shares. Does not include 45,982 shares owned by the spouse of Mr. Beverly and 11,164 shares owned by a trust for which his spouse is co-trustee, as to which shares Mr. Beverly disclaims any beneficial ownership.

     (3) Includes 3,750 shares owned by the spouse of Mr. Burke, over which shares Mr. Burke has investment authority and unexercised stock options for 7,432 shares.

     (4) Includes restricted stock awards of 51,574 shares, of which 30,148 shares are subject to forfeiture.

     (5) Includes (i) restricted stock awards of 61,668 shares, all of which shares are subject to forfeiture; (ii) unexercised stock options for 269,294 shares; and (iii) 982,780 shares held by limited partnerships in which Mr. Crozer and his spouse are the general partners. Does not include the following shares as to which Mr. Crozer disclaims any beneficial ownership: (i) 7,593 shares held by Mr. Crozer and his spouse as custodians for their minor son; (ii) 206,710 shares held by trusts for the benefit of Mr. Crozer's minor children; and (iii) 2,003,700 shares owned by the spouse of Mr. Crozer.

     (6) Includes restricted stock awards of 166,635 shares, of which 142,206 shares are subject to forfeiture, and unexercised stock options for 90,000 shares. Does not include the following shares as to which Mr. Deese disclaims any beneficial ownership: 22,080 shares owned by the spouse of Mr. Deese; and 1,140 shares acquired by Mr. Deese as custodian for his minor grandchildren.

     (7) Includes unexercised stock options for 7,432 shares. Does not include 360,701 shares owned by the spouse of Mr. Flowers, as to which Mr. Flowers disclaims any beneficial ownership.

     (8) Includes (i) restricted stock awards of 166,635 shares, of which 142,206 shares are subject to forfeiture; (ii) unexercised stock options for 182,187 shares; and (iii) 30,000 shares held by a limited partnership in which Mr. Harrison is a general partner. Does not include 40,000 shares owned by the spouse of Mr. Harrison, as to which shares Mr. Harrison disclaims any beneficial ownership.

     (9) Includes unexercised stock options for 7,432 shares. Does not include 23,890 shares owned by the spouse of Mr. Lanier, as to which Mr. Lanier disclaims any beneficial ownership.

     (10) Includes restricted stock awards of 140,750 shares, all of which shares are subject to forfeiture.

     (11) Includes unexercised stock options for 7,432 shares. Does not include 3,241,503 shares owned by the spouse of Mr. Shields, as to which Mr. Shields disclaims any beneficial ownership.

     (12) Includes restricted stock awards of 10,647 shares, all of which shares are subject to forfeiture.

     (13) Includes restricted stock awards of 18,080 shares, all of which shares are subject to forfeiture and unexercised stock options for 135,000 shares.

     (14) Includes restricted stock awards of 30,148 shares, all of which shares are subject to forfeiture and 51,300 shares held by a trust of which Mr. Wood is co-trustee with shared voting and investment power. Does not include the following shares, as to which Mr. Wood disclaims any beneficial ownership: 2,885,962 shares owned by the spouse of Mr. Wood; and 25,650 shares held by Mr. Wood as custodian for his nephew.

     (15) Includes restricted stock awards of 21,354 shares, all of which are subject to forfeiture.

     (16) Includes restricted stock awards of 667,491 shares, of which 597,207 shares are subject to forfeiture and unexercised stock options for 717,357 shares. Does not include the shares with respect to which beneficial ownership is disclaimed as indicated in the preceding footnotes.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established certain standing committees, which include the Audit, Nominating, and Compensation Committees.

     The Board of Directors met eight times during the last fiscal year. Its Audit Committee met six times; its Compensation Committee met twice; and its Nominating Committee met once. Each incumbent Director, other than Mr. Varnedoe, attended at least 75 percent of the aggregate number of meetings of the Board of Directors and all committees on which he served during his respective period of service.

     The members of the Audit Committee are Edward L. Baker, Chairman, Joe E. Beverly and Franklin L. Burke; and the functions of the Audit Committee are: (a) recommending to the Board of Directors the engagement or discharge of independent auditors; (b) reviewing investigations into matters relating to audit functions; (c) reviewing with independent auditors the plan for and results of the audit engagement; (d) reviewing the scope and results of the Company's internal auditing procedures; (e) reviewing the independence of the auditors; (f) considering the range of audit and non-audit fees; (g) reviewing the adequacy of the Company's system of internal accounting controls; and (h) reviewing related party transactions.

     The members of the Nominating Committee are Robert P. Crozer, Chairman, Edward L. Baker, Joseph L. Lanier, Jr. and Amos R. McMullian; and the functions of the Nominating Committee are: (a) selecting or recommending to the Board of Directors selection of nominees for election as Directors; and (b) considering the performance of incumbent Directors in determining whether to nominate them for reelection. The Nominating Committee will consider nominations for the next annual meeting which are submitted by shareholders in writing to the Secretary of the Company at the Company's principal office by December 23, 1999.

     The members of the Compensation Committee are Joseph L. Lanier, Jr., Chairman, Edward L. Baker and Franklin L. Burke. The functions of the Compensation Committee are: (a) approving, or recommending to the Board of Directors approval of, compensation plans for officers and Directors; (b) approving, or recommending to the Board of Directors approval of, remuneration arrangements for Directors and senior management; and (c) granting benefits under compensation plans.

DIRECTORS' FEES

     Each nonemployee member of the Board of Directors receives payments pursuant to a standard arrangement. For fiscal year 1998, such Directors received: (i) $1,000 for each meeting of the Board or committee of the Board attended, with each chairman of a Board committee receiving an annual retainer of $3,000; (ii) $2,000 per month; and (iii) reimbursement for travel expenses.

     During the fiscal year, W. H. Flowers, retired Chairman of the Board of Directors of the Company and L. S. Flowers, a Director of the Company, received payments totaling $186,853 and $61,802, respectively, for consulting services provided to the Company pursuant to written contracts between the Company and each individual. The contracts provide that during their term each of Messrs. Flowers will not compete, directly or indirectly, with the Company. Unless earlier terminated, each respective contract will terminate upon the death of each individual.

     Heeth Varnedoe III, who retired as President and Chief Operating Officer on June 28, 1997 and whose term of office as a Director expires at the 1999 Annual Meeting of Shareholders, continued to be employed as a consultant by the Company pursuant to a consulting agreement dated the date of his retirement as an officer. Pursuant to that agreement, Mr. Varnedoe was paid compensation at the annualized rate of $194,618 through February 10, 1999. Mr. Varnedoe also continued to participate in the Company's employee benefit plans through February 10, 1999. The agreement provided that, in consideration of an additional payment of $45,000 per year, Mr. Varnedoe will not compete, directly, or indirectly, with the Company.

NONEMPLOYEE DIRECTORS' EQUITY PLAN

     The Company has a Nonemployee Directors' Equity Plan (the "Directors' Plan") pursuant to which an aggregate of 300,000 shares of Common Stock may be issued and as to which grants or awards of stock options may be made.

     All individuals who are nonemployee Directors on the first day of the Company's fiscal year (a "Plan Year") are eligible to participate in the Directors' Plan. Under the Directors' Plan, the nonemployee Director may designate the amount of that portion of the Director's annual compensation which is payable, without regard to the number of Board or committee meetings attended or committee positions held (the "Retainer"), which can be invested in stock options (an "Option") under the Directors' Plan. A Director shall be permitted to invest in an Option under the Directors' Plan only if the total amount invested by that Director is equal to at least 25% of the Retainer. To the extent a Director elects to invest all or a portion of the Retainer for a Plan Year, an Option shall be granted on the first day of such Plan Year for that number of shares of Common Stock ("Shares") equal to 150% of the amount of the Retainer invested divided by the value of an Option for one Share on the valuation date. For this purpose, value shall be determined by the Black-Scholes option pricing model, as applied by the Compensation Committee.

     Subject to the expiration or earlier termination of the Option, 100% of the Option shall become exercisable on the first anniversary of the date of grant. An Option shall expire ten years from the date the Option is granted and shall be subject to earlier termination as provided below. Once an Option becomes exercisable, it may thereafter be exercised, wholly or in part, at any time prior to its expiration or termination. In the event of the Director's termination from service on the Board of Directors, an outstanding Option may be exercised only to the extent it was exercisable on the date of such termination and shall expire two years after such termination, or on its stated expiration date, whichever occurs first. Notwithstanding the above, in the event of a termination for cause, as determined by the Compensation Committee, all unexercised Options shall be forfeited.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The executive compensation program of the Company is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three non-employee Directors. The Committee periodically evaluates the executive compensation program to assure that it is reasonable, equitable, and competitive. The Committee considers the recommendations of independent compensation specialists in evaluating compensation levels, plan design, and administration.

Compensation Philosophy

     The Committee administers each aspect of the executive compensation program in a manner that emphasizes the Company's primary long-term goals which are the creation of consistent earnings growth and the enhancement of shareholder value in the Company's Common Stock. The Committee considers these goals to be attainable by maintaining continuity within an experienced, professional and technically proficient executive group. The compensation program is therefore designed (a) to be competitive with other similarly situated companies, (b) to be equitable by offering a reasonable level of base compensation, and (c) to align the interests of the executives with those of the shareholders. The primary compensation arrangements, tailored to fulfill this philosophy and utilized by the Committee in various combinations, are as follows:

Base Salary

     Each year, the Committee reviews the contribution made to the Company's performance by each senior executive and approves the executive's base salary. The base salary represents the Company's ongoing compensation commitment and forms the foundation for the executive compensation program. The Committee ensures that a competitive base salary is maintained for each executive by periodically reviewing the results of independent national survey data for comparable positions in companies with a dollar sales volume similar to Flowers.

Bonus Plan

     The Company's Bonus Plan provides for an annual incentive bonus, which is expressed as a percentage of base salary, varying by position with the Company. A bonus is awarded upon the Company's attainment of a specified earnings goal. In addition, the Bonus Plan is designed to provide the executive an increased award, limited to an amount determined as twice the bonus percentage established for the executive's position multiplied by the executive's base salary, if actual earnings significantly exceed the goal. Correspondingly, the Bonus Plan is designed to provide the executive a lesser award if actual earnings fall below the goal, and no award at all if actual earnings fall below eighty percent of the goal. This mechanism provides motivation for the executive to continue to strive for improved earnings in any given year, regardless of the fact that the goal may, or may not, be obtained.

Stock Incentive Plans

     In keeping with the Committee's philosophy that the element of shareholder risk is an essential compensation tool, stock based incentives comprise the largest portion of the compensation program for the persons listed in the Summary Compensation Table. The Committee believes that continuation of stock based incentives is fundamental to the enhancement of shareholder value.

     In years prior to fiscal 1993, the Committee granted stock options under the Company's 1982 Incentive Stock Option Plan (the "1982 Plan"). The 1982 Plan expired on October 15, 1992, and therefore no additional grants will be made under the 1982 Plan, although the individuals in the executive group have available currently exercisable options granted under the 1982 Plan with expiration dates up to the year 2001.

     The 1989 Executive Stock Incentive Plan, as amended (the "ESIP"), is the Company's ongoing intermediate and long-term incentive plan. The ESIP provides the Committee an opportunity to make a variety of stock based awards while selecting the form that is the most appropriate for the Company and the executive group. The three types described below contain elements which focus the executive's attention on one of the Company's primary goals, the enhancement of shareholder value.

     NON-QUALIFIED STOCK OPTIONS: During fiscal 1996, the Committee granted non-qualified stock options under the ESIP (the "1996 Options"). The 1996 Options are exercisable at any time, commencing on the first anniversary of the grant date, until the year 2005. The executives are required to pay the market value of the shares, determined as of the grant date, which was $8.44 (the "Option Price"). The executives have no rights as shareholders with respect to the common shares subject to the 1996 Options until payment of the Option Price. The 1996 Options are subject to forfeiture in the event of termination of employment, other than for retirement, disability, death, termination without cause, or termination for any reason which the Committee determines should not result in forfeiture.

     During fiscal 1998, the Committee granted non-qualified stock options under the ESIP (the "1998 Options"). The 1998 Options are exercisable at any time, commencing on the fourth anniversary of the grant date, until the year 2008. The executives are required to pay the market value of the shares, determined as of the grant date, which was $21.00 (the "Option Price"). The executives have no rights as shareholders with respect to the common shares subject to the 1998 Options until payment of the Option Price. The 1998 Options are subject to forfeiture in the event of termination of employment, other than for retirement, disability, death, termination without cause, or termination for any reason which the Committee determines should not result in forfeiture.

     EQUITY INCENTIVE AWARDS: During fiscal 1992, the Committee granted an award under the ESIP referred to as the Equity Incentive Award (the "1992 Award"). The executives were required to pay one half of the market value of the shares, determined as of the award date, no later than the termination of the last restrictions on the 1992 Award. The restrictions on the shares of the 1992 Award terminated ratably over the five-year period which ended November 15, 1996. The unvested shares were subject to forfeiture in the event of termination of employment, other than for retirement, disability, death, termination without cause, or termination for any reason that the Committee determined should not result in forfeiture, prior to November 15, 1996. The executives were entitled to vote the shares and receive the common stock dividend during the period in which the shares were subject to forfeiture. These shares fully vested in fiscal 1997 and all shares were purchased by the executives.

     Consistent with the Committee's philosophy of aligning executive compensation with the shareholders market appreciation goal, the 1992 Award provided that in the event the per share market value of the Common Stock reached or exceeded target per share market values of $8.00 and $10.22 prior to the expiration of the 1992 Award on November 15, 1996, the recipient would receive additional shares. During fiscal 1993, the Common Stock target market value of $8.00 per share was attained and additional shares equal to one-half of the 1992 Award were granted, subject to the same terms and conditions as the 1992 Award but with a three year ratable period during which the restrictions lapsed and at a purchase price of $4.00 per share. These additional shares fully vested in fiscal 1996 and all shares were purchased by the executives. During fiscal 1996, the Common Stock target market value of $10.22 per share was attained and additional shares equal to one-half of the 1992 Award were granted, subject to the same terms and conditions as the 1992 Award but with a three year ratable period during which the restrictions will lapse and at a purchase price of $5.11 per share.

     RESTRICTED STOCK AWARDS: During the twenty-seven week transition period ended January 3, 1998, the Committee granted an award under the ESIP referred to as the June 1997 Restricted Stock Award (the "June 1997 Award"). The executives are required to pay one-half of the market value of the shares, determined as of the grant date, which was $8.75. The restrictions on the shares under the June 1997 Award lapse on June 15, 2001. The unvested shares are subject to forfeiture in the event of termination of employment, other than for retirement, disability, death, termination without cause, or termination for any reason that the Committee determines should not result in forfeiture, prior to June 15, 2001. The executives are entitled to vote the shares and receive the Common Stock dividend during the period in which the shares are subject to forfeiture.

     Consistent with the Committee's philosophy of aligning executive compensation with the shareholders' market appreciation goal, the June 1997 Award provided that in the event the per share market value of the Common Stock reached or exceeded a targeted average high and low per share market value of $25.63 prior to the expiration of the June 1997 Award on June 15, 2001, the recipient would receive additional shares. During fiscal 1998, the Common Stock targeted average high and low per share market value of $25.63 was attained and additional shares equal to the June 1997 Award were granted, subject to the same terms and conditions as the June 1997 Award but with a two year restriction period that lapses on February 26, 2000 and at a purchase price of $12.82.

Compensation of Chief Executive Officer

     During fiscal 1998, Mr. McMullian received a base salary of $736,000, which amount was determined by the Committee to be appropriate in consideration of the Company's performance, Mr. McMullian's leadership and contribution to the Company's performance and market conditions. In accordance with the terms of the bonus plan, Mr. McMullian was awarded a bonus of $552,000 for fiscal 1998 based upon the actual earnings goals being attained.

     During fiscal 1998, Mr. McMullian was granted the right to purchase 56,982 shares of the Company's Common Stock under the terms of the June 1997 Award. Additionally, he was granted 1998 Options to purchase 198,000 shares of the Company's Common Stock.

Deductibility of Compensation Expenses

     The Company is not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent such compensation constitutes "performance based compensation" as defined by the Internal Revenue Code. The Committee believes that the provisions of the Bonus Plan and the additional grant feature of Restricted Stock Awards made under the ESIP will result in performance based compensation and the Company will not lose any federal income tax deduction for compensation paid under these compensation programs. The Committee will consider this deduction limitation during future deliberations and will continue to act in the best interests of the Company.

Summary

     The Committee believes the base salary and the Bonus Plan provide an efficient and effective mechanism to reward the executive group for the daily leadership required to maximize the Company's current performance. Additionally, the stock-based awards granted under the ESIP serve to align the long term interests of the executives with those of the shareholders so that decisions are made as owners of the Company.

                                           The Compensation Committee
                                           of the Board of Directors
                                           Joseph L. Lanier, Jr., Chairman
                                           Edward L. Baker
                                           Franklin L. Burke

                            STOCK PERFORMANCE GRAPH

                                                        Flowers
                Measurement Period                    Industries,                           S&P 500
              (Fiscal Year Covered)                       Inc.           Foods-500           Index
1/1/93                                                           100               100               100
12/31/94                                                       99.05            111.78            101.32
12/30/95                                                      103.90            142.59            139.36
1/4/97                                                        192.22            168.92            173.03
1/3/98                                                        279.57            244.71            229.58
1/2/99                                                        334.50            262.02            293.79

     Companies in the S&P Foods-500 Index are weighed by market capitalization indexed to $100 at January 1, 1993. All dividends are deemed reinvested over the reported period.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company for the periods indicated.

SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                        ---------------------------------------   ----------------------------------------
                                                                                  RESTRICTED             LONG TERM    ALL
                                                                          OTHER     STOCK      OPTION    INCENTIVE   OTHER
               NAME AND                 FISCAL        SALARY     BONUS    COMP.     AWARDS     AWARDS     PAYOUTS    COMP.
          PRINCIPAL POSITION             YEAR            $         $        $         $           #          $         $
--------------------------------------  ------        -------   -------   -----   ----------   -------   ---------   -----
Amos R. McMullian                        1998         736,000   552,000     0      730,509     198,000       0         0
  Chairman of the Board and              1997T(1)     313,096   187,858     0      498,593           0       0         0
  Chief Executive Officer                1997(2)      505,680   505,680     0            0           0       0         0
                                         1996(3)      481,600         0     0      410,737     225,000       0         0

Robert P. Crozer                         1998         579,616   405,731     0      279,399     146,000       0         0
  Vice Chairman of the Board             1997T(1)     211,327   105,663     0      190,698           0       0         0
                                         1997(2)      389,235   311,388     0            0           0       0         0
                                         1996(3)      370,700         0     0      277,239     135,000       0         0

C. Martin Wood III                       1998         248,539    99,415     0      124,572      28,000       0         0
  Senior Vice President and              1997T(1)     125,135    50,054     0       85,024           0       0         0
  Chief Financial Officer                1997(2)      210,000   147,000     0            0           0       0         0
                                         1996(3)      200,000         0     0      164,281      56,250       0         0

George E. Deese                          1998         345,700   156,900     0      192,249      47,500       0         0
  President and Chief Operating          1997T(1)     162,623    73,180     0      131,215           0       0         0
  Officer, Flowers Bakeries, Inc.        1997(2)      268,695   188,087     0            0           0       0         0
                                         1996(3)      255,900         0     0      187,297      90,000       0         0

Gary L. Harrison                         1998         345,700         0     0      192,249      47,500       0         0
  President and Chief Operating          1997T(1)     162,623    73,180     0      131,215           0       0         0
  Officer, Mrs. Smith's Bakeries, Inc.   1997(2)      268,695   263,087     0            0           0       0         0
                                         1996(3)      255,900         0     0      187,297      90,000       0         0

----------------------------------------

(1) Represents the twenty-seven week transition period ended January 3, 1998.

(2) Represents the fifty-two week fiscal year ended June 28, 1997.

(3) Represents the fifty-two week fiscal year ended June 29, 1996.

     The individuals set forth in the table above held the following Equity Incentive Award and June 1997 Restricted Stock Award shares granted under the 1989 Executive Stock Incentive Plan, subject to the restrictions of each grant, and valued at the fiscal year end closing market price ($23.9375), less the price required to be paid by the individual at the time the restrictions lapse:
Messrs. McMullian 140,750 shares, $2,003,225; Crozer 61,668 shares, $913,692;
Wood 30,148 shares, $457,324; Deese 66,635 shares, $1,084,366; and Harrison
66,635 shares, $1,084,366. The shares are entitled to receive any dividends paid on the Common Stock.

OPTION GRANTS IN LAST FISCAL YEAR

                                 PERCENT OF
                   NUMBER OF       TOTAL
                   SECURITIES     OPTIONS                                    GRANT
                   UNDERLYING    GRANTED TO                                  DATE
                    OPTIONS     EMPLOYEES IN   EXERCISE OR                  PRESENT
                    GRANTED     FISCAL YEAR     BASE PRICE    EXPIRATION     VALUE
      NAME            (#)           (%)        ($/SHARE)(1)    DATE (2)     ($) (3)
-----------------  ----------   ------------   ------------   ----------   ---------
Amos R. McMullian   198,000        17.46          21.00        05/28/08    1,257,300
Robert P. Crozer    146,000        12.87          21.00        05/28/08      927,100
C. Martin Wood
  III                28,000         2.47          21.00        05/28/08      177,800
George E. Deese      47,500         4.19          21.00        05/28/08      301,625
Gary L. Harrison     47,500         4.19          21.00        05/28/08      301,625

Notes:

(1) The exercise price is equal to the fair market value on the date of the grant.

(2) Options have a ten-year term and become exercisable on the fourth anniversary of the grant date.

(3) In accordance with the SEC rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming: (i) an expected volatility of 25.87%; (ii) an expected dividend yield of 3.06%; (iii) a risk-free interest rate of 5.78%; (iv) an option term of ten years; and (v) no discounts for non-transferability or risk of forfeiture.

     The following table provides information on option exercises during fiscal 1998 by the named executive officer and the value, at the fiscal year end closing price ($23.9375), of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                                                       VALUE OF
                                                    NUMBER OF         UNEXERCISED
                                                   UNEXERCISED       IN-THE-MONEY
                                                     OPTIONS            OPTIONS
                                                   AT YEAR END        AT YEAR END
                                                       (#)                ($)
                   SHARES ACQUIRED     VALUE     ---------------   -----------------
                     ON EXERCISE     REALIZED     EXERCISABLE/       EXERCISABLE/
      NAME               (#)            ($)       UNEXERCISABLE      UNEXERCISABLE
-----------------  ---------------   ---------   ---------------   -----------------
Amos R. McMullian      225,000       2,867,175      NONE/198,000        NONE/581,625
Robert P. Crozer             0               0   269,294/146,000   4,543,008/428,875
C. Martin Wood
  III                   56,250         896,063       NONE/28,000         NONE/82,250
George E. Deese              0               0     90,000/47,500   1,394,775/139,531
Gary L. Harrison             0               0    145,544/47,500   2,393,668/139,531

SEVERANCE POLICY

     The Company's Severance Policy (the "Policy") would pay one year's compensation to any employee (including those who are members of a collective bargaining unit and bargain to be included in the Policy) who is actually or constructively terminated, other than for good cause, following a Change in Control, as defined in the Company's benefit plans.

SEPARATION AGREEMENTS

     The Company has entered into separation agreements with all of its Executive Officers as such term is defined under the 1934 Act. These agreements serve as memoranda of the Change in Control provisions which have been authorized by the Company in its benefit plans, and provide additional benefits, including relocation benefits and certain welfare benefits in the event of termination of employment following a Change in Control, except that these benefits are to be reduced to the extent benefits are received under the Severance Policy described above. The Agreements also provide for gross-up payments to neutralize any excise taxes imposed on payments subject to Section 4999 of the Internal Revenue Code, or additional income taxes on those payments. The Compensation Committee may select, in its sole discretion, any additional executives to be offered such separation agreements.

RETIREMENT PLAN

     The Flowers Industries, Inc. Retirement Plan No. 1 (the "Retirement Plan") provides a pension upon retirement on or after age 65 to qualified employees of the Company and its adopting subsidiaries. The pension is the sum of annual credits earned during employment. Currently, each annual credit is 1.35 percent of the first $10,000 of W-2 earnings, subject to certain exclusions, for each year of service and 2 percent of W-2 earnings, subject to certain exclusions, in excess of $10,000 each year for each year of service. The table below includes the estimated amounts which would be payable to the persons indicated upon their retirement at age 65 under the provisions of the Retirement Plan as supplemented by the Company's Supplemental Executive Retirement Plan described immediately below and assuming that payment is made in the form of a 50% joint and survivor annuity.

                       DISCLOSURE FOR CERTAIN INDIVIDUALS

                   CREDITED YEARS      PROJECTED
                     OF SERVICE      ANNUAL BENEFIT
                   --------------    --------------
Amos R. McMullian        35             $331,587
Robert P. Crozer         25             $329,794
C. Martin Wood
  III                    28             $146,930
George E. Deese          34             $180,875
Gary L. Harrison         42             $139,753

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company's 1990 Supplemental Executive Retirement Plan provides a supplemental retirement income benefit for any executive who is a participant in the Retirement Plan, if his Retirement Plan benefit is subject to certain restrictions which apply to tax-qualified plans. The supplemental benefit is equal to the excess of (i) the benefit he would have received according to the Retirement Plan formula had he not been subject to limitations on maximum benefits or pensionable compensation which may be provided by tax-qualified plans over (ii) the amount he will receive from the Retirement Plan as so limited. The 1990 Supplemental Executive Retirement Plan is not tax-qualified. The purpose of the Plan is to ensure that each participating executive's total retirement income benefits will equal the amounts that would have been payable to him under the Retirement Plan absent said limitations. Payments pursuant to this Plan will be calculated in the form of a life only annuity, and the actuarial equivalent thereof will be paid in the form which the participating executive has elected for purposes of the Retirement Plan. Payments will be made from the Company's general assets. Payments will be made at the same time as the participant's distributions from the Retirement Plan, except in the event of a Change in Control, in which event the actuarial equivalent of anticipated payments will be paid immediately in a lump sum. Accruals under this Plan during fiscal year 1998 amounted to $703,519, and no distributions were made from the Plan during fiscal year 1998.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Under the terms of an agreement between the Company and Merrily Plantation, Inc. ("Merrily"), the Company is granted the use of approximately 6,000 acres of land owned by Merrily, together with the use of lodging, dining, and conference room facilities located thereon. The facilities are used primarily for seminars, training sessions, planning sessions, and other meetings involving Company employees and for the entertainment of customers. During the last fiscal year, the Company paid Merrily $92,174. The Company has surveyed facilities comparable to Merrily to assess the relative quality and cost of such facilities and has determined that the amount paid to Merrily for the use of its facilities is competitive with that charged for the use of comparable facilities. The Company has further determined that the use of the Merrily facilities in the past has been beneficial to the business of the Company and that its continued use for employee functions and entertainment of customers is in the Company's best interest. All of the outstanding capital stock of Merrily is owned by the three children of W. H. Flowers, the retired Chairman of the Board of Directors of the Company, and the Fontaine Flowers McFadden Merrily Trust, a trust formed for the benefit of the descendants of a deceased daughter of W. H. Flowers. One of the shareholders is the spouse of Robert P. Crozer, who is Vice Chairman of the Board and a Director of the Company; another of such shareholders is the spouse of C. Martin Wood III, who is Senior Vice President and Chief Financial Officer and a Director-nominee of the Company; and another of such shareholders is the spouse of J. V. Shields, Jr., who is a Director of the Company.

PROPOSAL TWO

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Action is to be taken at the Meeting concerning the selection of the Company's independent accountants for fiscal year 1999. PricewaterhouseCoopers LLP, which acted as the Company's independent accountants during the last fiscal year, is being recommended for selection as the Company's independent accountants for fiscal year 1999.

     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be available to respond to appropriate questions. Such representatives will be offered the opportunity to make a statement if they desire to do so.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF
      PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS
                             FOR FISCAL YEAR 1999.

                            SHAREHOLDERS' PROPOSALS

     Any shareholder of the Company who wishes to present a proposal to be considered at the 2000 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of the Company by December 23, 1999 in order for it to be included in the proxy materials for the 2000 Annual Meeting of Shareholders. Pursuant to the rules under the 1934 Act, the Company may use discretionary authority to vote proxies with respect to shareholder proposals to be presented in person at the 2000 Annual Meeting of Shareholders if the shareholder making the proposal has not given notice to the Company by March 6, 2000.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999, which has been filed with the SEC pursuant to the 1934 Act, may be obtained without charge by written request to Shareholder Relations Department, Flowers Industries, Inc., 1919 Flowers Circle, Thomasville, GA 31757.

                                           FLOWERS INDUSTRIES, INC.

                                           G. ANTHONY CAMPBELL
                                           Secretary

1919 Flowers Circle
Thomasville, Georgia 31757

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

---------------------------          1. Election of Directors                                             For All   With-   For All
  FLOWERS INDUSTRIES, INC                       Edward L. Baker                                           Nominees  hold    Except
---------------------------                   G. Anthony Campbell                                           [ ]      [ ]      [ ]
                                                Jackie M. Ward
                                               C. Martin Wood III

                                        NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

CONTROL NUMBER:
RECORD DATE SHARES:
                                                                                                             For   Against  Abstain
                                     2. Proposal to select PricewaterhouseCoopers LLP as                     [ ]     [ ]      [ ]
                                        independent accountants for the Company for fiscal
                                        year 1999.

                                     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                ---------------------  Mark box at right if an address change or comment has
Please be sure to sign and date this Proxy.     Date                   been noted on the reverse side of this card.           [ ]
---------------------------------------------------------------------

----Shareholder sign here--------------Co owner sign here------------

DETACH CARD                                                                                                          DETACH CARD

                            FLOWERS INDUSTRIES, INC.


Dear Shareholder,

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach and return it in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on May 28, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Flowers Industries, Inc.

                            FLOWERS INDUSTRIES, INC.

                              1919 FLOWERS CIRCLE
                           THOMASVILLE, GEORGIA 31757

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Amos R. McMullian, Robert P. Crozer and G. Anthony Campbell, and each of them, with power of substitution in each, proxies to appear and vote, as designated below, all Common Stock of Flowers Industries, Inc. held of record on April 7, 1999 by the undersigned, at the Annual Meeting of Shareholders to be held on May 28, 1999, and at all adjournments thereof. Management recommends a vote in favor of all nominees listed in item 1 and in favor of Proposal 2.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED. IF NO INDICATION IS MADE, IT WILL BE VOTED IN FAVOR OF ALL DIRECTOR-NOMINEES AND IN FAVOR OF PROPOSAL 2.

 -------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such).
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

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